Exhibit 23.4

CONSENT OF ICM, INC.

We hereby consent to the inclusion in the Amendment No. 1 to Registration Statement on Form S-1 of Mascoma Corp. (the “Company”), and any subsequent amendments (the “Registration Statement”), of references to information contained in reports prepared for and supplied to the Company, and any updates to such documents. We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

ICM, INC.

By:	/s/ Chris Mitchell
Name:	Chris Mitchell
Its:	Exec. Vice President

November 8, 2011